Exhibit 99.1
SWISHER ANNOUNCES RESULTS FOR THE THREE MONTHS
ENDED MARCH 31, 2015

CHARLOTTE, NC – May 11, 2015 – Swisher Hygiene Inc. (“Swisher”) (NASDAQ: SWSH), a leading service provider of essential hygiene and sanitizing solutions, today announced results for the three months ended March 31, 2015.  All amounts in this news release are in United States dollars.

First Quarter 2015 Highlights

●
Total revenue of $43.8 million for the first quarter of 2015, a 9.2% decrease compared to the first quarter of 2014.  Excluding revenue generated from linen assets sold and held for sale, revenue for the first quarter of 2015 was down 7.2% from the prior-year period.

●
Adjusted EBITDA loss of $3.4 million for the first quarter of 2015, based on a net loss from continuing operations of $8.8 million, as compared to an Adjusted EBITDA loss of $5.2 million for the first quarter of 2014, based on a net loss from continuing operations of $13.8 million.  For a reconciliation of non-GAAP to GAAP measures, please review the disclosures and table included with this release.

●	Basic and diluted loss per share improved to $0.50 for the first quarter of 2015, compared to basic and diluted loss per share of $0.78 in the first quarter of 2014.

●
As of March 31, 2015, Swisher had $3.8 million of unrestricted cash and cash equivalents on its balance sheet and $6.9 million in outstanding debt, as well as $5.0 million in availability under its revolving credit facility. During the first quarter of 2015, Swisher repaid $1.0 million of outstanding debt.

“Despite a number of headwinds in the first quarter, we continued our Adjusted EBITDA improvement for the fifth consecutive quarter and have seen the business start to stabilize late into the first quarter and for the first six weeks of the second quarter,” said William M. Pierce, President and Chief Executive Officer of Swisher. “We are encouraged by our progress and we are committed to the hard work that remains to achieve sustainable profitability.”

First Quarter 2015 Results

For the three months ended March 31, 2015, Swisher reported total revenue of $43.8 million, a 9.2% decrease from $48.3 million in the three months ended March 31, 2014.  Excluding revenue related to linen assets sold and held for sale, revenue for the first quarter of 2015 was down 7.2% from the prior-year period.

Total costs and expenses for the three months ended March 31, 2015 decreased 14.0% to $52.8 million, compared to $61.3 million in the three months ended March 31, 2014. Excluding the $2.0 million of impairment expense related to assets held for sale in the three months ended March 31, 2014, total costs and expenses decreased 11.0% or $6.5 million, compared to the three months ended March 31, 2014. The $6.5 million decrease, is attributable to improved operating efficiencies resulting in headcount reductions, a reduction in stock based compensation, a reduction in professional fees and a decline in sales volume.

For the three months ended March 31, 2015 and 2014, respectively:

	Q1 2015	Q1 2014
Cost of sales as a % of revenue	45.5%	45.2%
Route expense as a % of revenue 1	26.8%	25.8%
SG&A expense as a % of revenue	37.7%	40.9%
SG&A expense (excluding unusual expenses) as a % of revenue	36.6%	40.5%

1 Represents route expenses as a percentage of total non-franchise revenue.

Cost of sales declined $1.9 million, or 8.5%, from the prior-year period.  Route expense decreased $0.7 million, or 5.4%, from the prior-year period.  SG&A expense (excluding unusual expenses) declined $3.3 million, or 16.5%, from the prior-year period.

Cost of sales as a percentage of revenue increased slightly from the prior-year period. Route expense increased by 1% point primarily due to the decline in revenue from the prior period. SG&A expenses as a percentage of revenue declined from the prior-year period reflecting ongoing cost efficiencies, headcount reductions, a reduction in stock-based compensation and the sale of the linen business.

Net loss for the three months ended March 31, 2015 was $8.8 million, compared to net loss of $13.8 million in the three months ended March 31, 2014.

Adjusted EBITDA loss for the three months ended March 31, 2015 was $3.4 million, compared to an Adjusted EBITDA loss of $5.2 million in the three months ended March 31, 2014.

Cash and Capital Resources

As of March 31, 2015, Swisher had $3.8 million of unrestricted cash and cash equivalents on its balance sheet and $6.9 million in outstanding debt, as well as $5.0 million in availability under its revolving credit facility. Swisher repaid $1.0 million of outstanding debt during the first quarter of 2015.

Conference Call

Swisher will host a conference call to discuss first quarter 2015 results on Tuesday, May 12 at 8:30 a.m. Eastern Time.

The conference call can be accessed over the phone by dialing (855)-437-4412 or for international callers by dialing (484)-756-4295 and providing conference ID 42123908; please dial-in 10 minutes before the start of the call.  A replay will be available two hours after the call and can be accessed by dialing 1-855-859-2056 or for international callers by dialing 1-404-537-3406; the conference ID is 42123908.  The replay will be available until Tuesday, May 19, 2015.

In order to access the live webcast, please go to the Investors section of Swisher’s website at www.swsh.com and click on the webcast link that will be made available.  A replay will be available shortly after the original webcast.

Non-GAAP Financial Measures

This press release and the attached financial tables contain certain non-GAAP financial measures.  In addition to net loss determined in accordance with GAAP, we use certain non-GAAP measures such as “Adjusted EBITDA” in assessing Swisher’s operating performance. Swisher believes this non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of its business.

Swisher defines Adjusted EBITDA as net loss excluding the impact of income taxes, impairment on assets held for sale, depreciation and amortization expense, investigation and review related expenses, net interest expense, foreign currency, stock based compensation and severance.

Swisher presents Adjusted EBITDA because the Company considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of its results. Management uses this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and gives an additional indication of Swisher’s core operating performance.  Swisher includes this non-GAAP financial measure in its earnings announcement in order to provide transparency to its investors and enable investors to better compare its operating performance with the operating performance of its competitors.  Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, revenue, operating results or cash flows from operating activities as determined in accordance with GAAP. Additionally, Swisher’s definition of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Under SEC rules, Swisher is required to provide a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.  Accordingly, the following is a reconciliation of Adjusted EBITDA to Swisher’s net losses for the three months ended March 31, 2015 and 2014:

	Three Months Ended
	March 31,
	2015	2014

Net loss	$(8,831)	$(13,792)
Income tax (benefit) expense	28	37
Depreciation and amortization expense	4,590	5,359
Interest expense, net	95	74
Foreign currency	71	15
Stock-based compensation	109	496
Severance	58	406
Investigation and review-related expenses	456	225
Impairment loss on assets held for sale	-	2,028
Adjusted EBITDA	$(3,424)	$(5,152)

Cautionary Statement on Forward-Looking Information

All statements other than statements of historical fact contained in this press release and on the conference call constitute “forward-looking information” or “forward-looking statements” within the meaning of the U.S. federal securities laws and the Securities Act (Ontario) and are based on the expectations, estimates and projections of management as of the date of this press release unless otherwise stated. All statements other than historical facts are, or may be, deemed to be forward looking statements. The words “plans,” “expects,” “is expected,” “scheduled,” “estimates,” or “believes,” or similar words or variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will be taken,” “occur,” and similar expressions identify forward-looking statements.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Swisher as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  All of these assumptions have been derived from information currently available to Swisher including information obtained by Swisher from third-party sources. These assumptions may prove to be incorrect in whole or in part.  All of the forward-looking statements made in this press release and on the conference call are qualified by the above cautionary statements and those made in the “Risk Factors” section of Swisher’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission, available on www.sec.gov, and with Canadian securities regulators available on Swisher’s SEDAR profile at www.sedar.com, and Swisher’s other filings with the Securities and Exchange Commission and with Canadian securities regulators available on Swisher’s SEDAR profile at www.sedar.com. The forward-looking information set forth in this press release and on the conference call is subject to various assumptions, risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from those expressed or implied in the forward-looking information. Swisher disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

About Swisher Hygiene Inc.

Swisher Hygiene Inc. is a NASDAQ listed service company delivering essential hygiene and sanitizing solutions to customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail and healthcare industries.  These solutions are typically delivered by employees on a regularly scheduled basis and involve providing Swisher’s customers with consumable products such as detergents, cleaning chemicals, soap and hand sanitizers, paper and specialty products.  Most of these offerings are coupled with the rental and servicing of dish machines, dispensing equipment and additional services such as the cleaning of restrooms and other facilities.  EPA-registered disinfectants that meet the Centers for Disease Control and Prevention’s guidelines are also offered to assist customers with their need to disinfect environmental surfaces that may harbor specific viruses. Swisher is committed to service excellence, as what Swisher does matters to thousands of customers on a daily basis, helping to create the cleanest and healthiest environments.

For Further Information, Please Contact:

Swisher Hygiene Inc.

Investor Contact:
Amy Simpson
Phone: (704) 602-7116

SWISHER HYGIENE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
Revenue
Products	$39,263	$43,241
Services	4,328	4,694
Franchise and other	250	360
Total revenue	43,841	48,295

Costs and expenses
Cost of sales (exclusive of route expenses and related depreciation and amortization)	19,962	21,812
Route expenses	11,692	12,364
Selling, general, and administrative expenses	16,514	19,770
Depreciation and amortization	4,590	5,359
Impairment loss on assets held for sale	-	2,028
Total costs and expenses	52,758	61,333
Loss from operations	(8,917)	(13,038)

Other income (expense), net	114	(717)
Net loss before income taxes	(8,803)	(13,755)
Income tax expense	(28)	(37)
Net loss	(8,831)	(13,792)

Comprehensive loss
Foreign currency translation adjustment	(26)	(15)
Comprehensive loss	$(8,857)	$(13,807)

Loss per share (1)
Basic and diluted	$(0.50)	$(0.78)

Weighted-average common shares used in the computation of loss per share (1)
Basic and diluted	17,750,214	17,688,471

(1)	All outstanding share amounts and computations using such amounts have been retroactively adjusted to reflect the June 3, 2014 one-for-ten reverse stock split.

SWISHER HYGIENE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,
	2015	December 31,
	(Unaudited)	2014
Current assets
Cash and cash equivalents	$3,796	$7,233
Restricted cash	231	231
Accounts receivable (net of allowance for doubtful accounts of approximately $0.9 million at March 31, 2015 and $1.0 million at December 31, 2014)	17,403	18,751
Inventory, net	13,116	15,426
Deferred income taxes	520	534
Assets held for sale	3,076	-
Other assets	3,714	2,525
Total current assets	41,856	44,700
Property and equipment, net	33,891	37,037
Other intangibles, net	5,978	6,654
Customer relationships and contracts, net	20,949	22,792
Other noncurrent assets	1,910	2,015
Total assets	$104,584	$113,198

Current liabilities
Accounts payable	$8,795	$13,627
Accrued payroll and benefits	4,179	3,467
Accrued expense	7,498	7,122
Long-term debt and obligations due within one year	2,623	1,884
Line of credit	3,245	-
Total current liabilities	26,340	26,100
Long-term debt and obligations	1,071	1,185
Deferred income taxes	563	558
Other long-term liabilities	4,068	4,065
Total noncurrent liabilities	5,702	5,808

Commitments and contingencies

Equity
Preferred stock, par value $0.001, authorized 10,000,000 shares; no shares issued and outstanding at March 31, 2015 and December 31, 2014	-	-
Common stock, par value $0.001, authorized 600,000,000 shares; 17,617,379 shares and 17,612,278 shares issued and outstanding at March 31, 2015 and December 31, 2014 (1)	18	18
Additional paid-in capital (1)	390,051	389,942
Accumulated deficit	(316,194)	(307,363)
Accumulated other comprehensive loss	(1,333)	(1,307)
Total equity	72,542	81,290
Total liabilities and equity	$104,584	$113,198

(1)	All outstanding share amounts and computations using such amounts have been retroactively adjusted to reflect the June 3, 2014 one-for-ten reverse stock split.